EXHIBIT 99.1

Press release on the following article:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Owen J. Onsum	January 31, 2005
President & CEO
FIRST NORTHERN COMMUNITY BANCORP
& FIRST NORTHERN BANK
P.O. Box 547
Dixon, California
(707) 678-3041

First Northern Community Bancorp – 4th Quarter Earnings Report

Board Declares 6% Stock Dividend

First Northern Community Bancorp (FNRN), holding company for First Northern Bank, today announced record earnings for the fourth quarter of 2004. Net income for the quarter ended December 31, 2004 was $1.97 million, up 43.80% from the $1.37 million earned in the same period in 2003. Diluted earnings per share for the quarter was $0.50, which was up 42.86%, compared to the $0.35 per diluted share earned a year ago.

Year-to-date net income as of December 31, 2004 was $6.71 million, up 9.82% from the $6.11 million earned in the same fiscal period last year. Diluted earnings per share for the twelve months ended December 31, 2004 of $1.71 was up 9.62% from the $1.56 reported last year. Annualized Return on Average Assets for the period ended December 31, 2004 was 1.14%, compared to 1.18% for the same period in 2003. Annualized Return on Beginning Core Equity was 14.87%, compared to 15.25% one year ago.

Total assets at December 31, 2004 were $628.7 million, an increase of $70.0 million, or 12.5% over year-end 2003. Total deposits of $557.2 million increased $58.4 million or 11.7% compared to December 31, 2003 figures. During that same period, total net loans increased $52.9 million, or 14.0%, to $432.0 million.

At their regular meeting on January 27, 2005, the Board of Directors of First Northern Community Bancorp declared a 6% stock dividend, payable March 31, 2005 to shareholders of record as of February 28, 2005. All income per share amounts have been adjusted to give retroactive effect to the stock dividend. This dividend represents the 40th consecutive year the Company has paid a stock dividend.

Owen “John” Onsum, President and CEO stated, “We are quite pleased with the Company’s performance this past year. The rise in interest rates this past quarter has had a positive effect on our margins and they are beginning to move back to more normalized levels. Besides the improvement in our interest margins, we continue to experience steady growth in market share, and healthy gains in assets, deposits and loans. Each of these factors have helped play a part in offsetting the recent investments we’ve made to expand our franchise and the monumental expenses incurred in the effort to implement and comply with the Sarbanes Oxley Act. On the franchise expansion front, our Roseville Branch is now open at 2150 Douglas Boulevard, on the corner of Douglas and Eureka. We are very excited to be a part of the burgeoning Roseville marketplace. We have a strong branch management team in place with local ties to the Roseville and Granite Bay region.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and parts of El Dorado Counties. First Northern currently has 11 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City, Downtown Sacramento and most recently in Roseville. The Bank has real estate lending offices in Davis, Woodland, Vacaville, Roseville and El Dorado Hills, and has an SBA Loan Office and full service Trust Department in Sacramento. First Northern also offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com

Forward-Looking Statements

This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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